Exhibit 9.01.4

BITZIO, INC.
(FKA Rocky Mountain Fudge, Inc.)
Proforma Consolidated Balance Sheet
June 30, 2011

ASSETS
						Adjusted
	Bitzio	Bitzio	Combined	Pro Forma		ProForma
	Inc.	LLC	Totals	Adjustments	REF	Totals
CURRENT ASSETS
Cash	$2,731	$-	$2,731	$-		$2,731
Prepaid expenses	292,500	-	292,500	-		292,500
Accounts receivable, net	-	668	668	-		668
Total Current Assets	295,231	668	295,899	-		295,899
PROPERTY AND EQUIPMENT, net	1,365	-	1,365	-		1,365

OTHER ASSETS
Customer lists	-	-	-	2,350,000	[1]	2,350,000
Total Other Assets	-	-	-	2,350,000		2,350,000
TOTAL ASSETS	$296,596	$668	$297,264	$2,350,000		$2,647,264

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$440	$1,600	$2,040	$-		$2,040
Related party payable	392	-	392	-		392
Notes payable-related party	25,000	-	25,000	-		25,000
Total Current Liabilities	25,832	1,600	27,432	-		27,432
TOTAL LIABILITIES	25,832	1,600	27,432	-		27,432

STOCKHOLDERS' EQUITY

Preferred stock	-	-	-	-		-
Common stock	33,750	-	33,750	5,000	[1]	38,750
Additional paid-in capital	501,700	1,342	503,042	2,345,000	[1]	2,845,768
	-	-	-	(2,274)	[2]	-
Retained earnings (deficit)	(264,686)	(2,274)	(266,960)	2,274	[2]	(264,686)

Total Stockholders' Equity	270,764	(932)	269,832	2,350,000		2,619,832

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$296,596	$668	$297,264	$2,350,000		$2,647,264

[1]	Record purchase of Bitzio LLC for 5,000,000 shares of common stock at $0.47 per share
[2]	Eliminate deficit of subsidiary

BITZIO, INC.
(FKA Rocky Mountain Fudge, Inc.)
Proforma Consolidated Statements of Operations
For the Six Months Ended June 30, 2011

						Pro-Forma
						Adjusted
	Bitzio	Bitzio	Combined	Pro Forma		Combined
	Inc.	LLC	Totals	Adjustments	REF	Totals
REVENUES	$-	$2,415	$2,415	$-		$2,415
COST OF SALES	-	-	-	-		-

GROSS PROFIT	-	2,415	2,415	-		2,415

OPERATING EXPENSES

General and administrative	22,865	310	23,175	-		23,175
Depreciation expense	341	-	341	-		341
Professional fees	19,128	-	19,128	-		19,128

Total Costs and Expenses	42,334	310	42,644	-		42,644

OPERATING LOSS	(42,334)	2,105	(40,229)	-		(40,229)

OTHER INCOME (EXPENSE)

Interest expense	(246)	-	(246)	-		(246)

Total Other Income (Expense)	(246)	-	(246)	-		(246)

LOSS BEFORE INCOME TAXES	(42,580)	2,105	(40,475)	-		(40,475)
PROVISION FOR INCOME TAXES	-	(800)	(800)	-		(800)

NET LOSS	$(42,580)	$1,305	$(41,275)	$-		$(41,275)

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